Exhibit 99.(a)(1)(D)

Zumiez Exchange Offer - 2006 Stock Option Grant	Exit this survey >>

Zumiez, by an Offer to Exchange Certain Stock Options for New Stock Options (the “Exchange Offer”) is pleased to offer to its eligible employees the opportunity to voluntarily exchange eligible stock options for a lesser amount of new stock options with a lower exercise price. The Exchange Offer will remain open until 1:00PM PST on July 21, 2009.

*1. The terms and conditions of the Exchange Offer are provided in the Offer to Exchange document and related documents. Before proceeding, you are encouraged to carefully read the Offer to Exchange document and the related documents which were previously provided to you. These documents are also available at http://ir.zumiez.com.

☐  I acknowledge that I have read and agree to all of the terms and conditions of the Exchange Offer.

To make your exchange election; please fill out the fields below (with your first and last name and social security number), and then click on the “Yes, I elect to exchange my original 2006 stock option grant for a new grant” button or the “No, I would like to keep my original 2006 stock option grant” button. Please note, your election is NOT complete until you click on “Done” at the bottom of the page.

TO BE EFFECTIVE, THIS ELECTION FORM MUST BE SUBMITTED BEFORE THE EXPIRATION DEADLINE OF 1:00PM PST ON TUESDAY, JULY 21, 2009.

*2. First and Last Name

*3. Social Security Number

*4. Do you elect to exchange your original 2006 stock option grant for a new grant through the Zumiez Exchange Offer?

☐  Yes, I elect to exchange my original 2006 stock option grant for a new grant.

☐  No, I would like to keep my original 2006 stock option grant.

**You may modify your election at any time before expiration of the Exchange Offer. Your final election received before the expiration deadline of the Exchange Offer will supersede any previous election.

Done >>

Zumiez Exchange Offer - 2007 Stock Option Grant	Exit this survey >>

Zumiez, by an Offer to Exchange Certain Stock Options for New Stock Options (the “Exchange Offer”) is pleased to offer to its eligible employees the opportunity to voluntarily exchange eligible stock options for a lesser amount of new stock options with a lower exercise price. The Exchange Offer will remain open until 1:00PM PST on July 21, 2009.

To make your exchange election, please fill out the fields below (with your first and last name and social security number), and then click on the “Yes, I elect to exchange my original 2007 stock option grant for a new grant” button or the “No, I would like to keep my original 2007 stock option grant” button. Please note, your election is NOT complete until you click on “Done” at the bottom of the page.

TO BE EFFECTIVE, THIS ELECTION FORM MUST BE SUBMITTED BEFORE THE EXPIRATION DEADLINE OF 1:00PM PST ON TUESDAY, JULY 21, 2009.

*1. The terms and conditions of the Exchange Offer are provided in the Offer to Exchange document and related documents. Before proceeding, you are encouraged to carefully read the Offer to Exchange document and the related documents which were previously provided to you. These documents are also available at http://ir.zumiez.com.

☐  I acknowledge that I have read and agree to all of the terms and conditions of the Exchange Offer.

* 2. First and Last Name

*3. Social Security Number

*4. Do you elect to exchange your original 2007 stock option grant for a new grant through the Zumiez Exchange Offer?

☐  Yes, I elect to exchange my original 2007 stock option grant for a new grant.

☐  No, I would like to keep my original 2007 stock option grant.

Done >>